Exhibit 107

CALCULATION OF REGISTRATION FEE

Security Type	Title of Each Class of Security Being Registered	Fee Calculation Rule	Amount Being Registered	Proposed Maximum Offering Price per Security(1)	Proposed Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee
Equity	Units, each consisting of one share of Class A common stock, $0.0001 par value, and one-half of one redeemable warrant(2)	Rule 457(o)	28,750,000 Units	$10.00	$287,500,000	.0000927	$26,651.25
Equity	Shares of Class A common stock included as part of the units(3)	Rule 457(g)	28,750,000 Shares	—	—	—	—	(4)
Equity	Redeemable warrants included as part of the units(3)	Rule 457(g)	14,375,000 Warrants	—	—	—	—	(4)
	Total				$287,500,000	.0000927	$26,651.25

(1)	Estimated solely for the purpose of calculating the registration fee.
(2)

Includes 3,750,000 units, consisting of 3,750,000 shares of Class A common stock and 1,875,000 redeemable warrants, which may be issued uponexercise of a 45-day option granted to the underwriters to cover over-allotments, if any.

(3)

Pursuant to Rule 416, there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(4)	No fee pursuant to Rule 457(g).